UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): December 12, 2008

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 12, 2008, Natural Alternatives International, Inc. (the “Company”) committed to a plan of termination that resulted in a work force reduction of approximately 41 regular, full-time employees in an effort to reduce costs and improve the Company’s competitiveness and profitability. The terminations are expected to be substantially completed by December 23, 2008. Under the plan, each affected employee will be eligible to receive a severance payment and payment by the Company of each affected employee’s COBRA premiums for up to three months. Payment of these severance benefits is contingent on the affected employee executing a separation agreement with the Company, which agreement includes a general release of claims against the Company.

The Company estimates that it will incur approximately $200,000 in severance and related payroll costs as a result of this action. This estimate is subject to a number of assumptions, including that each affected employee executes a separation agreement with the Company. Actual costs may differ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: December 12, 2008	By:	/s/ Ken Wolf
Ken Wolf
Chief Financial Officer